Pricing supplement no. 126 To prospectus dated April 15, 2016, prospectus supplement dated April 15, 2016 and product supplement no. 2-I dated April 15, 2016	Registration Statement No. 333-209682 Dated May 18, 2016 Rule 424(b)(2)

Structured Investments	$1,000,000 Capped Contingent Buffered Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Japanese Yen due December 21, 2018

General

•	The notes are designed for investors who seek unleveraged exposure to any appreciation of an equally weighted basket of four currencies relative to the Japanese yen from the Starting Basket Level to the Ending Basket Level, subject to a contingent minimum return of 25% and an effective cap of 100% of the principal amount, at maturity.
•	Investors should be willing to forgo interest payments and, if the Basket Return is negative (i.e., the Basket depreciates from the Starting Basket Level to the Ending Basket Level) and the Basket Return is less than the Contingent Buffer Percentage of -40%, be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Issuer:	JPMorgan Chase & Co.
Basket:	An equally weighted basket of four currencies (each, a “Reference Currency” and together, the “Reference Currencies”) that measures the performance of the Reference Currencies relative to the Japanese yen (the “Base Currency”)
Reference Currencies:	The following table sets forth the Reference Currencies, the Starting Spot Rate† and the Reference Currency Weight for each Reference Currency:
	Reference Currency	Starting Spot Rate†††	Reference Currency Weight
	Brazilian real (BRL)†	30.98705	25%
	Indonesian rupiah (IDR)††	121.52927	25%
	Indian rupee (INR)††	0.61055	25%
	Turkish lira (TRY)†	36.87708	25%

† Expressed as a number of Japanese yen per one unit of the applicable Reference Currency

†† Expressed as a number of units of the applicable Reference Currency per one Japanese yen

††† The Starting Spot Rate of each Reference Currency is the Spot Rate of that Reference Currency on the Pricing Date, determined as specified under “Additional Key Terms — Spot Rate” in this pricing supplement

Payment at Maturity:

If (a) the Basket Return is positive or zero (i.e., the Basket appreciates from the Starting Basket Level to the Ending Basket Level or remains flat) or (b) the Basket Return is negative (i.e., the Basket depreciates from the Starting Basket Level to the Ending Basket Level) but the Basket Return is greater than or equal to the Contingent Buffer Percentage of -40%, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return, subject to the Contingent Minimum Return and an effective cap of 100% of the principal amount. Accordingly, under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × the greater of (i) the Contingent Minimum Return and (ii) the Basket Return)

If the Basket Return is negative (i.e., the Basket depreciates from the Starting Basket Level to the Ending Basket Level) and the Basket Return is less than the Contingent Buffer Percentage of -40%, at maturity you will lose 1% of the principal amount of your notes for every 1% of decline in the Basket Return. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)

In no event will the payment at maturity be less than $0.

If the Basket Return is less than the Contingent Buffer Percentage of -40%, you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.

The Reference Currency Return formulas used to calculate the Basket Return effectively limit the contribution of each Reference Currency to a 100% return but do not limit negative contribution of any Reference Currency.

See “Additional Key Terms — Reference Currency Return,” “How Do the Reference Currency Return Formulas Work?”, “Selected Risk Considerations — Your Notes Are Subject to an Embedded Maximum Payment at Maturity” and “What is the Basket Return, Assuming a Range of Performances for the Reference Currencies?” in this pricing supplement for more information.

Contingent Minimum Return:	25%
Contingent Buffer Percentage:	-40%
Pricing Date:	May 18, 2016
Original Issue Date*:	On or about May 23, 2016 (Settlement Date)
Observation Date*:	December 18, 2018
Maturity Date*:	December 21, 2018
CUSIP:	48128GYE4
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$30	$970
Total	$1,000,000	$30,000	$970,000
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $30.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $921.00 $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

May 18, 2016

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 2-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012640/crt-dp64829_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

•	BASKET RETURN — The Basket Return reflects the performance of the Basket from the Starting Basket Level to the Ending Basket Level and is calculated as follows:

Ending Basket Level – Starting Basket Level

Starting Basket Level

•	STARTING BASKET LEVEL — The Starting Basket Level is set equal to 100 on the Pricing Date.
•	ENDING BASKET LEVEL — The Ending Basket Level is the closing level of the Basket on the Observation Date.
•	CLOSING LEVEL OF THE BASKET — The closing level of the Basket on any relevant day will be calculated as follows:

100 × [1 + (BRL Return × 25%) + (IDR Return × 25%) + (INR Return × 25%) + (TRY Return × 25%)]

The BRL Return, IDR Return, INR Return and TRY Return are the Reference Currency Returns of the Brazilian real, the Indonesian rupiah, the Indian rupee and the Turkish lira, respectively, on the relevant day.

•	REFERENCE CURRENCY RETURN — The Reference Currency Return with respect to each Reference Currency reflects the performance of that Reference Currency relative to the Japanese yen from its Starting Spot Rate to its Ending Spot Rate. With respect to the Brazilian real and the Turkish lira, the Reference Currency Return is calculated as follows:

Ending Spot Rate – Starting Spot Rate

Ending Spot Rate

With respect to the Indonesian rupiah and the Indian rupee, the Reference Currency Return is calculated as follows:

Starting Spot Rate – Ending Spot Rate

Starting Spot Rate

These formulas effectively limit the contribution of each Reference Currency to a 100% return but do not limit negative contribution of any Reference Currency.

See “How Do the Reference Currency Return Formulas Work?”, “Selected Risk Considerations — Your Notes Are Subject to an Embedded Maximum Payment at Maturity” and “What is the Basket Return, Assuming a Range of Performances for the Reference Currencies?” in this pricing supplement for more information.

•	ENDING SPOT RATE — On any relevant day, the Ending Spot Rate with respect to a Reference Currency is the Spot Rate of that Reference Currency on that day.
•	CURRENCY BUSINESS DAY — A “currency business day,” with respect to each Reference Currency, means a day on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in the City of New York, the principal financial center for the applicable Reference Currency (with respect to the Brazilian real, São Paulo, Brazil; with respect to the Indonesian rupiah, Jakarta, Indonesia; with respect to the Indian rupee, Mumbai, India; and with respect to the Turkish lira, Istanbul, Turkey) and the principal financial center for the Base Currency (Tokyo, Japan) and (b) banking institutions in the City of New York and that principal financial center for that Reference Currency are not otherwise authorized or required by law, regulation or executive order to close, each as determined by the calculation agent.

JPMorgan Structured Investments —	PS-1
Capped Contingent Buffered Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Japanese Yen

•	SPOT RATE — With respect to the Brazilian real and the Turkish lira, the Spot Rate on any relevant day is expressed as a number of Japanese yen per one unit of the applicable Reference Currency and is equal to (a) the Japanese yen per one U.S. dollar exchange rate as reported by Reuters Group PLC (“Reuters”) on page WMRPSPOT12 at approximately 4:00 p.m., Greenwich Mean Time, on that day, divided by (b) the Reference Currency per one U.S. dollar exchange rate as reported by Reuters on the Reuters page set forth in the table below at the applicable time set forth in the table below on that day.

With respect to the Indonesian rupiah and the Indian rupee, the Spot Rate on any relevant day is expressed as a number of units of the applicable Reference Currency per one Japanese yen and is equal to (a) the Reference Currency per one U.S. dollar exchange rate as reported by Reuters on the Reuters page set forth in the table below at the applicable time set forth in the table below on that day, divided by (b) the Japanese yen per one U.S. dollar exchange rate as reported by Reuters on page WMRPSPOT12 at approximately 4:00 p.m., Greenwich Mean Time, on that day.

Reference Currency	Reference Currency per U.S. Dollar: Reuters Page and Applicable Time
Brazilian real (BRL)	BRFR (offer rate), at approximately 1:15 p.m., São Paulo time
Indonesian rupiah (IDR)	JISDOR=, at approximately 10:00 a.m. Jakarta time
Indian rupee (INR)	RBIB, at approximately 12:30 p.m., Mumbai time
Turkish lira (TRY)	WMRSPOT07, at approximately 4:00 p.m. Greenwich Mean Time

How Do Exchange Rates Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

Brazilian Real and Turkish Lira

With respect to the Brazilian real and the Turkish lira, the Spot Rate is expressed as a number of Japanese yen per one unit of the applicable Reference Currency.

•	As a result, an increase in the Spot Rate from the Starting Spot Rate to the Ending Spot Rate means that the relevant Reference Currency has appreciated / strengthened relative to the Japanese yen from the Starting Spot Rate to the Ending Spot Rate. This means that one unit of the applicable Reference Currency could purchase more Japanese yen on the Observation Date than it could on the Pricing Date. Viewed another way, it would take fewer units of the applicable Reference Currency to purchase one Japanese yen on the Observation Date than it did on the Pricing Date.
•	Conversely, a decrease in the Spot Rate from the Starting Spot Rate to the Ending Spot Rate means that the relevant Reference Currency has depreciated / weakened relative to the Japanese yen from the Starting Spot Rate to the Ending Spot Rate. This means that it would take more units of the relevant Reference Currency to purchase one Japanese yen on the Observation Date than it did on the Pricing Date. Viewed another way, one unit of the relevant Reference Currency could purchase fewer Japanese yen on the Observation Date than it could on the Pricing Date.

Indonesian Rupiah and Indian Rupee

With respect to the Indonesian rupiah and the Indian rupee, the Spot Rate is expressed as a number of units of the applicable Reference Currency per one Japanese yen.

•	As a result, a decrease in the Spot Rate from the Starting Spot Rate to the Ending Spot Rate means that the relevant Reference Currency has appreciated / strengthened relative to the Japanese yen from the Starting Spot Rate to the Ending Spot Rate. This means that one unit of the applicable Reference Currency could purchase more Japanese yen on the Observation Date than it could on the Pricing Date. Viewed another way, it would take fewer units of the applicable Reference Currency to purchase one Japanese yen on the Observation Date than it did on the Pricing Date.
•	Conversely, an increase in the Spot Rate from the Starting Spot Rate to the Ending Spot Rate means that the relevant Reference Currency has depreciated / weakened relative to the Japanese yen from the Starting Spot Rate to the Ending Spot Rate. This means that it would take more units of the relevant Reference Currency to purchase one Japanese yen on the Observation Date than it did on the Pricing Date. Viewed another way, one unit of the relevant Reference Currency could purchase fewer Japanese yen on the Observation Date than it could on the Pricing Date.

How Do the Reference Currency Return Formulas Work?

Each Reference Currency Return reflects the return of the applicable Reference Currency relative to the Japanese yen from the Starting Spot Rate to the Ending Spot Rate, calculated using the applicable formula set forth above under “Additional Key Terms — Reference Currency Return.” While each Reference Currency Return for purposes of the notes is determined using the applicable formula set forth above under “Additional Key Terms — Reference Currency Return,” there are other reasonable ways to determine the return of a Reference Currency relative to the Japanese yen that would provide different results. For example, another way to calculate the return of a Reference Currency relative to the Japanese yen would be to calculate the return that would be achieved by converting Japanese yen into that Reference Currency at the Starting Spot Rate on the Pricing Date and then, on the Observation Date, converting back into Japanese

JPMorgan Structured Investments —	PS-2
Capped Contingent Buffered Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Japanese Yen

yen at the applicable Ending Spot Rate. In this pricing supplement, we refer to the return of a Reference Currency relative to the Japanese yen calculated using that method, which is not used for purposes of the notes, as a “conversion return.”

As demonstrated by the examples below, under the Reference Currency Return formulas, any appreciation of a Reference Currency relative to the Japanese yen will be diminished, as compared to a conversion return, while any depreciation of a Reference Currency relative to the Japanese yen will be magnified, as compared to a conversion return. In addition, the diminishing effect on any appreciation of a Reference Currency relative to the Japanese yen increases as the applicable Reference Currency Return increases, and the magnifying effect on any depreciation of a Reference Currency relative to the Japanese yen increases as the applicable Reference Currency Return decreases. Accordingly, your payment at maturity may be less than if you had invested in similar notes that reflected conversion returns.

Brazilian Real and Turkish Lira (expressed as a number of Japanese yen per one unit of the applicable Reference Currency)

The following examples assume a Starting Spot Rate of 30 for the Brazilian real relative to the Japanese yen.

•	Example 1: The Brazilian real strengthens from the Starting Spot Rate of 30 to the Ending Spot Rate of 33.

The Reference Currency Return is equal to 9.09%, calculated as follows:

(33 – 30) / 33 = 9.09%

By contrast, if the return on the Brazilian real were determined using a conversion return, the return would be 10.00%.

•	Example 2: The Brazilian real strengthens from the Starting Spot Rate of 30 to the Ending Spot Rate of 3,000.

The Reference Currency Return is equal to 99.00%, which demonstrates the effective cap of 100% on the Reference Currency Return, calculated as follows:

(3,000 – 30) / 3,000 = 99.00%

By contrast, if the return on the Brazilian real were determined using a conversion return, which would not be subject to the effective cap of 100%, the return would be 9,900.00%.

As Examples 1 and 2 above demonstrate, the diminishing effect on any appreciation of a Reference Currency relative to the Base Currency increases as the applicable Reference Currency Return increases.

•	Example 3: The Brazilian real weakens from the Starting Spot Rate of 30 to the Ending Spot Rate of 27.

The Reference Currency Return is equal to -11.11%, calculated as follows:

(27 – 30) / 27 = -11.11%

By contrast, if the return on the Brazilian real were determined using a conversion return, the return would be -10.00%.

•	Example 4: The Brazilian real weakens from the Starting Spot Rate of 30 to the Ending Spot Rate of 7.50.

The Reference Currency Return is equal to -300.00%, which demonstrates that there is no limit on the downside for the Reference Currency Return, calculated as follows:

(7.50 – 30) / 7.50 = -300.00%

By contrast, if the return on the Brazilian real were determined using a conversion return, the return would be -75.00%.

As Examples 3 and 4 above demonstrate, the magnifying effect on any depreciation of a Reference Currency relative to the Base Currency increases as the applicable Reference Currency Return decreases.

Indonesian Rupiah and Indian Rupee (expressed as a number of units of the applicable Reference Currency per one Japanese yen)

The following examples assume a Starting Spot Rate of 120 for the Indonesian rupiah relative to the Japanese yen.

•	Example 1: The Indonesian rupiah strengthens from the Starting Spot Rate of 120 to the Ending Spot Rate of 108.

The Reference Currency Return is equal to 10.00%, calculated as follows:

(120 – 108) / 120 = 10.00%

By contrast, if the return on the Indonesian rupiah were determined using a conversion return, the return would be 11.11%.

•	Example 2: The Indonesian rupiah strengthens from the Starting Spot Rate of 120 to the Ending Spot Rate of 1.20.

The Reference Currency Return is equal to 99.00%, which demonstrates the effective cap of 100% on the Reference Currency Return, calculated as follows:

(120 – 1.20) / 120 = 99.00%

By contrast, if the return on the Indonesian rupiah were determined using a conversion return, which would not be subject to the effective cap of 100%, the return would be 9,900.00%.

As Examples 1 and 2 above demonstrate, the diminishing effect on any appreciation of a Reference Currency relative to the Base Currency increases as the applicable Reference Currency Return increases.

JPMorgan Structured Investments —	PS-3
Capped Contingent Buffered Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Japanese Yen

•	Example 3: The Indonesian rupiah weakens from the Starting Spot Rate of 120 to the Ending Spot Rate of 132.

The Reference Currency Return is equal to -10.00%, calculated as follows:

(120 – 132) / 120 = -10.00%

By contrast, if the return on the Indonesian rupiah were determined using a conversion return, the return would be -9.09%.

•	Example 4: The Indonesian rupiah weakens from the Starting Spot Rate of 120 to the Ending Spot Rate of 480.

The Reference Currency Return is equal to -300.00%, which demonstrates that there is no limit on the downside for the Reference Currency Return, calculated as follows:

(120 – 480) / 120 = -300.00%

By contrast, if the return on the Indonesian rupiah were determined using a conversion return, the return would be -75.00%.

As Examples 3 and 4 above demonstrate, the magnifying effect on any depreciation of a Reference Currency relative to the Base Currency increases as the applicable Reference Currency Return decreases.

The hypothetical Starting Spot Rate, Ending Spot Rates and Reference Currency Returns set forth above are for illustrative purposes only and have been rounded for ease of analysis.

JPMorgan Structured Investments —	PS-4
Capped Contingent Buffered Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Japanese Yen

Selected Purchase Considerations

•	CAPPED, UNLEVERAGED APPRECIATION POTENTIAL — The notes provide the opportunity to earn a capped, unleveraged return at maturity equal to any positive Basket Return, subject to the Contingent Minimum Return and the effective cap of 100% of the principal amount. If (a) the Basket Return is positive or zero (i.e., the Basket appreciates from the Starting Basket Level to the Ending Basket Level or remains flat) or (b) the Basket Return is negative (i.e., the Basket depreciates from the Starting Basket Level to the Ending Basket Level) but the Basket Return is greater than or equal to the Contingent Buffer Percentage of -40%, in addition to the principal amount, you will receive at maturity the Contingent Minimum Return of 25% for a minimum payment at maturity of $1,250 for every $1,000 principal amount note, subject to the credit risk of JPMorgan Chase & Co. See “How Do the Reference Currency Return Formulas Work?”, “Selected Risk Considerations — Your Notes Are Subject to an Embedded Maximum Payment at Maturity” and “What is the Basket Return, Assuming a Range of Performances for the Reference Currencies?” in this pricing supplement for more information. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	LIMITED PROTECTION AGAINST LOSS — We will pay you at least your principal back at maturity if (a) the Basket Return is positive or zero (i.e., the Basket appreciates from the Starting Basket Level to the Ending Basket Level or remains flat) or (b) the Basket Return is negative (i.e., the Basket depreciates from the Starting Basket Level to the Ending Basket Level) but the Basket Return is greater than or equal to the Contingent Buffer Percentage of -40%. If the Basket Return is negative (i.e., the Basket depreciates from the Starting Basket Level to the Ending Basket Level) and the Basket Return is less than the Contingent Buffer Percentage of -40%, you will lose 1% of the principal amount of your notes for every 1% of decline in the Basket Return. Accordingly, under these circumstances, you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	EXPOSURE TO THE REFERENCE CURRENCIES VERSUS THE JAPANESE YEN — The return on the notes is linked to the performance of a basket of currencies, which we refer to as the Reference Currencies, relative to the Japanese yen, and will enable you to participate in potential increases in the value of the Basket relative to the Japanese yen, from the Starting Basket Level to the Ending Basket Level. The Basket derives its value from an equally weighted group of currencies consisting of the Brazilian real, the Indonesian rupiah, the Indian rupee and the Turkish lira, each measured relative to the Japanese yen. The Reference Currency Return with respect to each Reference Currency is effectively capped at 100%, with no limit on the downside. See “How Do the Reference Currency Return Formulas Work?”, “Selected Risk Considerations — Your Notes Are Subject to an Embedded Maximum Payment at Maturity” and “What is the Basket Return, Assuming a Range of Performances for the Reference Currencies?” in this pricing supplement for more information.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 2-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your notes will generally be ordinary foreign currency income or loss under Section 988 of the Code.  Ordinary foreign currency losses are potentially subject to certain reporting requirements.  However, investors in certain forward contracts, futures contracts or option contracts generally are entitled to make an election to treat foreign currency gain or loss as capital gain or loss (a “Section 988 Election”).  Due to the lack of authority directly addressing the availability of the Section 988 Election for instruments such as these, it is unclear whether the Section 988 Election is available.  If the Section 988 Election is available and you make this election before the close of the day on which you acquire a note, all gain or loss you recognize on a sale or exchange of that note should be treated as capital gain or loss, and as long-term capital gain or loss if you have held the note for more than one year at that time.  A Section 988 Election with respect to a note is made by (a) clearly identifying the note on your books and records, on the date you acquire it, as being subject to this election and filing the relevant statement verifying this election with your U.S. federal income tax return or (b) obtaining independent verification under procedures set forth in the Treasury regulations under Section 988.  You should consult your tax adviser regarding the advisability, availability, mechanics and consequences of a Section 988 Election, as well as the special reporting requirements that apply to foreign currency losses in excess of specified thresholds.

The IRS or a court may not respect the treatment of the notes as “open transactions,” in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  For instance, the notes could be treated as contingent payment debt instruments, in which case you would be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity, and no Section 988 Election would be available.  In particular, in 2007 the IRS issued a revenue ruling holding that a financial instrument with some similarity to the notes is properly treated as a debt instrument denominated in a foreign currency.  The notes are distinguishable in some respects from the instrument described in the revenue ruling.  If the revenue

JPMorgan Structured Investments —	PS-5
Capped Contingent Buffered Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Japanese Yen

ruling were applied to the notes, it could materially and adversely affect the tax consequences of an investment in the notes for U.S. Holders, possibly with retroactive effect.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes. Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments —	PS-6
Capped Contingent Buffered Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Japanese Yen

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Currencies, the Japanese yen or the respective exchange rates between the Reference Currencies and the Japanese yen or any contracts related to the Reference Currencies, the Japanese yen or the respective exchange rates between the Reference Currencies and the Japanese yen. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Reference Currencies relative to the Japanese yen and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Basket Return is negative (i.e., the Basket depreciates from the Starting Basket Level to the Ending Basket Level) and the Basket Return is less than the Contingent Buffer Percentage of -40%, the benefit provided by the Contingent Buffer Percentage will terminate and you will be exposed to a loss. In this case, you will lose 1% of the principal amount of your notes for every 1% of decline in the Basket Return. Under these circumstances, you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	YOUR NOTES ARE SUBJECT TO AN EMBEDDED MAXIMUM PAYMENT AT MATURITY — Because the Reference Currency Returns are expressed either as the Ending Spot Rate minus the Starting Spot Rate, divided by the Ending Spot Rate, or as the Starting Spot Rate minus the Ending Spot Rate, divided by the Starting Spot Rate, your payment at maturity is subject to an embedded maximum payment at maturity. In no event will any Reference Currency Return be greater than 100% and, accordingly, the Basket Return will not be greater than 100%. As a result, the payment at maturity will not be greater than $2,000 per $1,000 principal amount note.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER PERCENTAGE MAY TERMINATE ON THE OBSERVATION DATE — If the Basket Return is less than the Contingent Buffer Percentage, the benefit provided by the Contingent Buffer Percentage will terminate and you will be fully exposed to any negative Basket Return.
•	YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN OF 25% MAY TERMINATE ON THE OBSERVATION DATE — If the Basket Return is less than the Contingent Buffer Percentage, you will not be entitled to receive the Contingent Minimum Return of 25% on the notes. Under these circumstances, you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant

JPMorgan Structured Investments —	PS-7
Capped Contingent Buffered Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Japanese Yen

factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Basket, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the exchange rates and the volatility of the exchange rates of the Brazilian real, the Indonesian rupiah, the Indian rupee or the Turkish lira relative to the U.S. dollar and of the U.S. dollar relative to the Japanese yen;
•	suspension or disruption of market trading in the Brazilian real, the Indonesian rupiah, the Indian rupee, the Turkish lira, the Japanese yen or the U.S. dollar;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	THE METHOD OF CALCULATING THE REFERENCE CURRENCY RETURNS WILL DIMINISH ANY APPRECIATION OF THE REFERENCE CURRENCIES AND MAGNIFY ANY DEPRECIATION OF THE REFERENCE CURRENCIES RELATIVE TO THE JAPANESE YEN — Each Reference Currency Return reflects the return of a Reference Currency relative to the Japanese yen from the Starting Spot Rate to the Ending Spot Rate, calculated using the applicable formula set forth above under “Additional Key Terms — Reference Currency Return.” While each Reference Currency Return for purposes of the notes is determined using the applicable formula set forth above under “Additional Key Terms — Reference Currency Return,” there are other reasonable ways to determine the return of a Reference Currency relative to the Japanese yen that would provide different results. For example, another way to calculate the return of a Reference Currency relative to the Japanese yen would be to calculate the return that would be achieved by converting Japanese yen into that Reference Currency at the Starting Spot Rate on the Pricing Date and then, on the Observation Date, converting back into Japanese yen at the Ending Spot Rate. In this pricing supplement, we refer to the return of a Reference Currency relative to the Japanese yen calculated using that method, which is not used for purposes of the notes, as a “conversion return.”

JPMorgan Structured Investments —	PS-8
Capped Contingent Buffered Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Japanese Yen

Under the Reference Currency Return formulas, any appreciation of a Reference Currency relative to the Japanese yen will be diminished, as compared to a conversion return, while any depreciation of a Reference Currency relative to the Japanese yen will be magnified, as compared to a conversion return. The diminishing effect on any appreciation of a Reference Currency relative to the Japanese yen, which we refer to as an embedded variable decelerating upside leverage, increases as the applicable Reference Currency Return increases. The magnifying effect on any depreciation of a Reference Currency relative to the Japanese yen, which we refer to as an embedded variable downside leverage, increases as the applicable Reference Currency Return decreases. Accordingly, your payment at maturity may be less than if you had invested in similar notes that reflected conversion returns. See “How Do the Reference Currency Return Formulas Work?” in this pricing supplement for more information.

•	MOVEMENTS IN THE EXCHANGE RATES OF THE REFERENCE CURRENCIES RELATIVE TO THE JAPANESE YEN MAY BE HIGHLY CORRELATED — Because the performance of the Basket is determined by the performances of the Reference Currencies relative to the Japanese yen, your notes will be exposed to currency exchange rate risk with respect to Brazil, Indonesia, India and Turkey (the “Reference Currency Countries”) and Japan. High correlation of movements in the exchange rates of the Reference Currencies relative to the Japanese yen during periods of negative returns could have an adverse effect on your return on your investment at maturity. However, the movements in the exchange rates of the Reference Currencies relative to the Japanese yen may not be correlated. See the immediately following risk consideration for more information.
•	CHANGES IN THE VALUES OF THE REFERENCE CURRENCIES RELATIVE TO THE JAPANESE YEN MAY OFFSET EACH OTHER — Changes in the values of the Reference Currencies relative to the Japanese yen may not correlate with each other. At a time when one of the Reference Currencies appreciates relative to the Japanese yen, one or more of the other Reference Currencies may depreciate relative to the Japanese yen or may not appreciate as much. Therefore, in calculating the Ending Basket Level, appreciation by one of the Reference Currencies relative to the Japanese yen may be moderated, or more than offset, by depreciation or lesser appreciation of the other Reference Currencies relative to the Japanese yen. Because each Reference Currency Return is subject to an embedded maximum return of 100%, with no limit on the downside, and because of the embedded variable decelerating upside leverage and the embedded variable downside leverage, depreciation by one Reference Currency relative to the Japanese yen may result in a loss of some of all of your principal amount at maturity, even when the other Reference Currencies appreciate significantly relative to the Japanese yen. See “What Is the Basket Return, Assuming a Range of Performances for the Reference Currencies?” in this pricing supplement for more information.
•	THE SPOT RATE OF EACH REFERENCE CURRENCY DOES NOT REFLECT THE REFERENCE CURRENCY PER JAPANESE YEN EXCHANGE RATE DIRECTLY — The Spot Rate of each Reference Currency is calculated based on (a) an exchange rate between that Reference Currency and the U.S. dollar and (b) the Japanese yen per U.S. dollar exchange rate. Accordingly, the Spot Rates do not reflect the exchange rate between any Reference Currency and the Japanese yen directly. As a result, the notes are subject to currency exchange risks with respect to the U.S. dollar. See “— The Notes Are Subject to Currency Exchange Risk” below.
•	THE NOTES MIGHT NOT PAY AS MUCH AS A DIRECT INVESTMENT IN THE REFERENCE CURRENCIES — You may receive a lower payment at maturity than you would have received if you had invested directly in the Reference Currencies individually, a combination of Reference Currencies or contracts related to the Reference Currencies for which there is an active secondary market.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The value of a Reference Currency, the Japanese yen or the U.S. dollar is at any moment a result of the supply and demand for that currency. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the Reference Currency Countries, Japan, the United States and other relevant countries or regions.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the Reference Currency Countries, Japan and the United States, and between each country or region and its major trading partners;
•	political, civil or military unrest in the Reference Currency Countries, Japan and the United States; and
•	the extent of governmental surplus or deficit in the Reference Currency Countries, Japan and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the Reference Currency Countries, Japan and the United States, and those of other countries important to international trade and finance.

•	THE VALUES OF TWO OF THE REFERENCE CURRENCIES MAY BE CORRELATED TO THE DEMAND FOR COMMODITIES — Brazil and Indonesia, two of the Reference Currency Countries, depend heavily on the export of commodities and the values of the Brazilian real and the Indonesian rupiah have historically exhibited high correlation to the demand for certain commodities. As a result, a decrease in the demand for the relevant

JPMorgan Structured Investments —	PS-9
Capped Contingent Buffered Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Japanese Yen

commodities may negatively affect the value of those Reference Currencies and, therefore, the value of the notes.

•	GOVERNMENTAL INTERVENTION COULD MATERIALLY AND ADVERSELY AFFECT THE VALUE OF THE NOTES — Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government or left to float freely. Governments, including those of the Reference Currency Countries, Japan and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.
•	BECAUSE THE REFERENCE CURRENCIES ARE EMERGING MARKETS CURRENCIES, THE BASKET IS SUBJECT TO AN INCREASED RISK OF SIGNIFICANT ADVERSE FLUCTUATIONS — The notes are linked to the performance of an equally weighted Basket of four emerging markets currencies, relative to the Japanese yen. There is an increased risk of significant adverse fluctuations in the performances of the emerging markets currencies as they are currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies. As a result, emerging markets currencies may be subject to higher volatility than major currencies, especially in environments of risk aversion and deleveraging. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant countries, which may negatively affect the value of the notes. Global events, even if not directly applicable to the Reference Currency Countries or their respective currencies, may increase volatility or adversely affect the Reference Currency Returns and the value of your notes.
•	EVEN THOUGH THE REFERENCE CURRENCIES, THE JAPANESE YEN AND THE U.S. Dollar TRADE AROUND-THE-CLOCK, THE NOTES WILL NOT — Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the Reference Currencies, the Japanese yen and the U.S. dollar are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.
•	CURRENCY EXCHANGE RISKS CAN BE EXPECTED TO HEIGHTEN IN PERIODS OF FINANCIAL TURMOIL — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Reference Currencies relative to the Japanese yen (or the value of the Reference Currencies relative to the U.S. dollar and the value of the U.S. dollar relative to the Japanese yen). Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.
•	CURRENCY MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that the currency markets have been affected in a manner that prevents it from properly determining, among other things, the Spot Rates and the Reference Currency Returns. These events may include disruptions or suspensions of trading in the currency markets as a whole, and could be a Convertibility Event, a Deliverability Event, a Liquidity Event, a Taxation Event, a Discontinuity Event or a Price Source Disruption Event. See “The Underlyings — Currencies — Market Disruption Events for a Reference Currency Relative to a Base Currency” in the accompanying product supplement for further information on what constitutes a market disruption event.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive interest payments.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments —	PS-10
Capped Contingent Buffered Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Japanese Yen

What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below reflects the Contingent Minimum Return of 25% and the Contingent Buffer Percentage of -40%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180.00	80.00%	80.00%
165.00	65.00%	65.00%
150.00	50.00%	50.00%
140.00	40.00%	40.00%
130.00	30.00%	30.00%
125.00	25.00%	25.00%
120.00	20.00%	25.00%
110.00	10.00%	25.00%
105.00	5.00%	25.00%
100.00	0.00%	25.00%
95.00	-5.00%	25.00%
90.00	-10.00%	25.00%
80.00	-20.00%	25.00%
70.00	-30.00%	25.00%
60.00	-40.00%	25.00%
59.99	-40.01%	-40.01%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
30.00	-70.00%	-70.00%
20.00	-80.00%	-80.00%
10.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%
-10.00	-110.00%	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the total payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105.

Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5.00% is less than the Contingent Minimum Return of 25%, the investor receives a payment at maturity of $1,250 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 25%) = $1,250

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 130.

Because the Ending Basket Level of 130 is greater than the Starting Basket Level of 100 and the Basket Return is 30%, which is greater than the Contingent Minimum Return of 25%, the investor receives a payment at maturity of $1,300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 30%) = $1,300

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 70.

Although the Ending Basket Level of 70 is less than the Starting Basket Level of 100, because the Basket Return is -30%, which is not less than the Contingent Buffer Percentage of -40%, the investor receives a payment at maturity of $1,250 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 25%) = $1,250

Example 4: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 50.

Because the Ending Basket Level of 50 is less than the Starting Basket Level of 100 and the Basket Return is -50%, which is less than the Contingent Buffer Percentage of -40%, the investor receives a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -50%) = $500

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-11
Capped Contingent Buffered Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Japanese Yen

What Is the Basket Return, Assuming a Range of Performances for the Reference Currencies?

The examples below illustrate hypothetical Basket Returns, assuming a range of performances for the Reference Currencies. The hypothetical Basket Returns set forth below assume Starting Spot Rates of 30.00, 120.00, 0.60 and 37.00 for the Brazilian real, the Indonesian rupiah, the Indian rupee and the Turkish lira, respectively, relative to the Japanese yen. The Basket Returns set forth below are for illustrative purposes only and may not be the actual Basket Returns applicable to the notes. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the examples below have been rounded for ease of analysis.

Example 1

Reference Currency	Reference Currency Weight	Hypothetical Starting Spot Rate	Hypothetical Ending Spot Rate	Reference Currency Return
Brazilian real	25%	30.00000	37.50000	20.00%
Indonesian rupiah	25%	120.00000	108.00000	10.00%
Indian rupee	25%	0.60000	0.48000	20.00%
Turkish lira	25%	37.00000	41.11111	10.00%
		Basket Return:		15.00%

In this example, each of the Reference Currencies appreciated in value relative to the Japanese yen, resulting in Reference Currency Returns for each Reference Currency relative to the Japanese yen of 20%, 10%, 20% and 10%. Accordingly, the Basket Return is 15%.

Example 2

Reference Currency	Reference Currency Weight	Hypothetical Starting Spot Rate	Hypothetical Ending Spot Rate	Reference Currency Return
Brazilian real	25%	30.00000	25.00000	-20.00%
Indonesian rupiah	25%	120.00000	132.00000	-10.00%
Indian rupee	25%	0.60000	0.72000	-20.00%
Turkish lira	25%	37.00000	33.63636	-10.00%
		Basket Return:		-15.00%

In this example, each of the Reference Currencies depreciated in value relative to the Japanese yen, resulting in Reference Currency Returns for each Reference Currency relative to the Japanese yen of -20%, -10%, -20% and -10%. Accordingly, the Basket Return is -15%.

Example 3

Reference Currency	Reference Currency Weight	Hypothetical Starting Spot Rate	Hypothetical Ending Spot Rate	Reference Currency Return
Brazilian real	25%	30.00000	3,000.00000	99.00%
Indonesian rupiah	25%	120.00000	1.20000	99.00%
Indian rupee	25%	0.60000	3.60000	-500.00%
Turkish lira	25%	37.00000	3,700.00000	99.00%
		Basket Return:		-50.75%

In this example, the Brazilian real, the Indonesian rupiah and the Turkish lira each appreciated in value relative to the Japanese yen, resulting in Reference Currency Returns for each of those Reference Currencies of 99%, and the Indian rupee depreciated in value relative to the Japanese yen, resulting in a Reference Currency Return for the Indian rupee of -500%. Accordingly, the Basket Return is -50.75%. This example demonstrates that (a) no Reference Currency Return will be greater than 100% and (b) depreciation by one Reference Currency relative to the Japanese yen can result in a loss of some or all of your principal amount at maturity, even when the other Reference Currencies appreciate significantly relative to the Japanese yen.

JPMorgan Structured Investments —	PS-12
Capped Contingent Buffered Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Japanese Yen

Historical Information

The graph below shows the weekly performance of the Basket from January 7, 2011 through May 13, 2016, assuming that the Basket Closing Level on January 7, 2011 was 100 and that the exchange rates of each Reference Currency relative to the Japanese yen on the relevant dates were the Spot Rates on such dates. The exchange rates and the historical weekly Basket performance data in this graph were determined using the rates reported by the Bloomberg Professional® service (“Bloomberg”) and may not be indicative of the Basket performance using the Spot Rates of the Reference Currencies relative to the Japanese yen that would be derived from the applicable Reuters pages.

Historical Performance of the Basket
Basket Level (assuming a Starting Basket Level of 100)
120
100
80
60
40
20
0
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Source: Bloomberg & JPMorgan

The four graphs below show the historical weekly performance of each Reference Currency relative to the Japanese yen, expressed in terms of the conventional market quotation (i.e., in the case of the Brazilian real and the Turkish lira, the amount of Japanese yen that can be exchanged for one unit of the applicable Reference Currency and, in the case of the Indonesian rupiah and the Indian rupee, the amount of the applicable Reference Currency that can be exchanged for one Japanese yen, which, in each case, we refer to in this pricing supplement as the exchange rate) as shown on Bloomberg, from January 7, 2011 through May 13, 2016. The exchange rates of the Brazilian real, the Indonesian rupiah, the Indian rupee and the Turkish lira relative to the Japanese yen, based on data from Bloomberg, on May 18, 2016 were 30.99182, 121.40459, 0.60779 and 36.83120, respectively. The Spot Rates of the Brazilian real, the Indonesian rupiah, the Indian rupee and the Turkish lira relative to the Japanese yen on May 18, 2016, calculated in the manner set forth under “Additional Key Terms — Spot Rates” on page PS-1 of this pricing supplement, were 30.98705, 121.52927, 0.61055 and 36.87708, respectively.

The exchange rates displayed in the graphs below are for illustrative purposes only and do not form part of the calculation of the Reference Currency Returns. The value of the Basket, and thus the Basket Return, increases when the individual Reference Currencies appreciate in value against the Japanese yen.

Historical Performance of the Brazilian Real Relative to the Japanese Yen
Japanese Yen per Brazilian Real
BRL Strengthens
BRL Weakens
60
50
40
30
20
10
0
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Source: Bloomberg

JPMorgan Structured Investments —	PS-13
Capped Contingent Buffered Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Japanese Yen

Historical Performance of the Indonesian Rupiah Relative to the Japanese Yen
Indonesian Rupiah per Japanese Yen
IDR Weakens
IDR Strengthens
140
120
100
80
60
40
20
0
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Source: Bloomberg

Historical Performance of the Indian Rupee Relative to the Japanese Yen
Indian Rupee per Japanese Yen
INR Weakens
INR Strengthens
0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Source: Bloomberg

Historical Performance of the Turkish Lira Relative to the Japanese Yen
Japanese Yen per Turkish Lira
TRY Strengthens
TRY Weakens
60
50
40
30
20
10
0
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Source: Bloomberg

We obtained the data needed to construct the graph that displays the weekly performance of the Basket and the Reference Currencies from Bloomberg, without independent verification, and we obtained the exchange rates used to calculate the Spot Rates from Reuters Group PLC, without independent verification. The historical performance of each Reference Currency relative to the Japanese yen and the Basket should not be taken as indications of future performance, and no assurance can be given as to the Spot Rate of any of the Reference Currencies on the Observation

JPMorgan Structured Investments —	PS-14
Capped Contingent Buffered Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Japanese Yen

Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Basket?”, “Hypothetical Examples of Amount Payable at Maturity” and “What Is the Basket Return, Assuming a Range of Performances for the Reference Currencies?” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to the Reference Currencies Versus the Japanese Yen” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the

JPMorgan Structured Investments —	PS-15
Capped Contingent Buffered Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Japanese Yen

trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by us on February 24, 2016.

JPMorgan Structured Investments —	PS-16
Capped Contingent Buffered Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Japanese Yen